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                          CERTIFICATE
                          -----------

   A copy of the Form U-9C-3 report for the previous quarter (quarter ended June 30, 1997) has been filed with the interested state commissions in accordance with Rule 58 under the Public Utility Holding Company Act of 1935.

   The names and addresses of such state commissions are as follows:


   Mrs. Luly Massaro, Clerk
   Rhode Island Public Utilities Commission
   100 Orange Street
   Providence, Rhode Island 02903

   Mary L. Cottrell, Secretary
   Massachusetts Department of Public Utilities
   100 Cambridge Street
   Boston, MA 02202

   Mr. Thomas B. Getz
   Executive Drirector and Secretary
   New Hampshire Public Utilities Commisssion
   8 Old Suncook Road
   Concord, New Hampshire 03301


   SIGNATURE:

   NEW ENGLAND ELECTRIC SYSTEM

        s/Michael E. Jesanis
   By_______________________________
       Name: Michael E. Jesanis
       Title: Treasurer
       Date: November 21, 1997


   The name "New England Electric System" means the trustee or trustees for the time being (as trustee or trustees but not personally) under an agreement and declaration of trust dated January 2, 1926, as amended, which is hereby referred to, and a copy of which as amended has been filed with the Secretary of The Commonwealth of Massachusetts. Any agreement, obligation or liability made, entered into or incurred by or on behalf of New England Electric System binds only its trust estate, and no shareholder, director, trustee, officer or agent thereof assumes or shall be held to any liability therefore.